Exhibit 10.6

CONSULTING AGREEMENT

This Agreement (“Agreement”), dated 16 of December, 2013, confirms that SEDITION FILMS, Inc. (OTCBB: SEDF) to be renamed SELECT TV SOLUTIONS LTD (the "Company"), its subsidiaries and affiliates (“The Company”) has retained WISE STEP GROUP (9284-3101 QUEBEC INC.) represented by Sebastien DESROCHERS (“Consultant”) and located at 1492 Rue du Layon, St-Nicolas, TC, Canada G7A 0E6, for the purposes described in this Agreement in accordance with the terms and conditions specified herein, and Consultant has agreed to such engagement.

1. Purpose of Engagement. Consultant will render strategic advisory services (the “Services”) as outlined below:

•	Assist the Company with the introduction of value added investor, potential strategic and business development partners within Europe and North America.

•	Assist The Company in developing Corporate Structures, Management Strategies, business development and implementation of STVS solutions in designated hotels & hospitals.

•	Other services as mutually agreed to by The Company and Consultant

2. Period of Engagement. Consultant’s engagement under this Agreement will commence on the date written above and expire twelve (12) months later, unless mutually extended by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either party, at any time, with reasonable cause, upon thirty (30) days written notice to that effect to the other party.

3. Obligations:

-	Consultant is subject to all the terms, conditions, and covenants contained in this Agreement. Consultant’s good faith effort to keep familiar with, any changes thereto. The compliance requirements herein described shall be continuing during the term of this Agreement.

-	Consultant agrees to use Consultant’s best efforts on behalf of The Company while so representing it, and will take no action to injure The Company, any of its affiliates or their respective reputations.

-	Consultant acknowledges and agrees that this Agreement is not an exclusive consultant agreement and that The Company reserves the right to engage additional representatives to offer and sell participation units issued by The Company.

3. Consultant’s Compensation.

Upon signing the Company shall pay Consultant:

(a) Professional Fees: A monthly retainer of $6,000$ USD effective 16th of December 2013 will be accrued until The Company reaches $2,000,000 USD Investment Funds (equity investment) and paid after.

(b) Free Shares

Grant Date:	16th of December 2013
Lock up period:	6 months from grant date
Number of Shares:	2,000,000 shares
Type of share:	Common Stock

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(c) **Stock Options:** option grant (the "Option") to purchase shares of the Common Stock of The Company:

Grant Date	Vesting period	Exercise Price	Number of Option Shares	Expiration Date	Type of Option
16th of December 2013	12 months after the grant date	$0,05 US per share	40,000 per month for 12 months	16th of December 2023	Non-Statutory Stock Option

(d) **Performance Bonus** (non-statutory stock option): consultant will be entitled to the following compensation once set objectives are met at the satisfaction of The Company. Performance will be assessed at the end of contract and bonus (if any) will be grant after the month following the statement closing:

2. Objective	Target	Payout at target (options)	Stretch	Payout at Stretch (options)	Value /option	Vesting Schedule
Set-top box units installed by within six operational months[1]	4,000	250,000	Over 4,500	300,000	$0,05 US	All stock options are vested once the objectives are achieved
STVS set-up box installed by within twelve operational months	10,000	200,000	Over 11,000	250,000		
Residential deployment target within twelve operational months (units)	3,000	100,000	Over 3,500	150,000		
Hospital deployment target within twelve operational months	2,000	50,000	Over 2,000	50,000		
Content Optimization (sales/room/month)	Between $8 to $12	150,000	Over $12	250,000		
Maintaining cost per installation (excluding boxes)	125$	150,000	Below $125	250,000		

(e) **Introductions:** To the extent that the Consultant introduces The Company to any sources of equity investment, the Company agrees to the following payment terms:

Pay 8% introduction fee in cash for any equity investment made into the Company and 4% on any investments made into the Company via a debt instrument. Grant one (1) share of The Company for each dollar of equity raised by the consultant up to $500,000 and 1,5 shares for every dollar rose after.

(f) **Travel and Business expenses:** All flights and hotel accommodations are at the expense of The Company, and are to be either booked or prepaid by The Company. Other travel and business expenses will be reimbursed at cost upon receipt of invoices and subject to an approved company budget.

[1] A month of operation is defined as a month in which investment funds are available for deployment of hotels

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The parties have caused this Agreement to be executed by their duly authorized representatives as of the date written above.

Engagement terms (including attached Exhibit A, Standard Terms and Conditions) accepted by:

SEDITION FILMS, Inc.	CONSULTANT
(To be renamed as Select-TV Solutions, Inc.	Group Wise Step, Inc.
(9284-3101 QUEBEC INC.)

By: /s/ Philippe Germain	By: /s/ Sebastien Desrochers
Name: Philippe Germain	Sebastien DESROCHERS
Title: Chairman	Title: Consultant

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EXHIBIT A

STANDARD TERMS AND CONDITIONS

1. Accuracy of The Company Data. The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Consultant will be using and relying solely on data, material and other information (the “Information”) furnished by The Company, and its employees and representatives and on information available from generally recognized public sources. The Company agrees that any Services will be based entirely upon Information supplied by The Company or available from public sources. The Company will exercise reasonable care to ensure that Information is complete and accurate in all material respects. The Consultant agrees not to opine upon, expand or withhold any portion of the Company information from any contacts of the Consultant. The Company will be neither responsible for nor liable to any party for any representations, assertions or statements made by the Consultant that is not contained in the Information or reasonably derived therefrom if such representations, assertions or statements prove to be false, inaccurate, deceptive, misleading or incomplete.

2. Confidential and Proprietary Information. “Confidential and Proprietary Information” means all documents, software, reports, data, records, forms and other material (a) obtained by Consultant from The Company in the course of performing the Services: (i) that have been marked as confidential; (ii) whose confidential nature has been made known by The Company to Consultant; or (iii) that due to their character and nature, a reasonable person under like circumstances would treat as confidential or (b) developed or prepared by Consultant based upon information described in (a). Confidential and Proprietary Information does not include information which: (i) is already known to Consultant at the time of disclosure by The Company; (ii) is or becomes publicly known through no wrongful act of Consultant; (iii) is independently developed by Consultant without benefit of The Company’s Confidential and Proprietary Information; or (iv) is received by Consultant from a third party without restriction and without a breach of an obligation of confidentiality. All Confidential and Proprietary Information of The Company remains the property of The Company and will be maintained in confidence by Consultant, will not be used by Consultant for any purpose other than to provide the Services under this Agreement, and will not be disclosed to any third party, except as provided herein, without The Company's prior written consent, unless required by applicable law or legal process. At the conclusion of the Services, Consultant will, upon The Company’s request, return to The Company all Confidential and Proprietary Information of The Company in its possession or, upon The Company's request, Consultant will destroy all Confidential and Proprietary Information of The Company in its possession, subject to Consultant’s need to preserve its interests hereunder. Upon written request by The Company, Consultant will certify the destruction of all Confidential and Proprietary Information of The Company, clearly identifying any such information retained by Consultant as necessary to preserve its interests hereunder. The confidentiality restrictions and obligations imposed by this section will terminate five (5) years after the expiration or termination of this Agreement.

3. Indemnification.

(a) In the event of a claim by a third party relating to services under the Agreement to which these Standard Terms and Conditions are attached, The Company will indemnify Consultant and its personnel from all such claims, liabilities, costs and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct by Consultant.

(b) In the event of a claim by a third party relating to services under the Agreement to which these Standard Terms and Conditions are attached, Consultant will indemnify The Company and its personnel from all such claims, liabilities, costs and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct by the Company.

(c) In the event any third party asserts a claim against Consultant or its personnel for which a right of indemnification is asserted under subparagraph (a) above, The Company shall, at its choice, either engage counsel to defend Consultant and/or its personnel or shall be responsible for the current payment of costs and expenses Consultant and/or its personnel incur to defend against such claim.

(d) In the event any third party asserts a claim against The Company or its personnel for which a right of indemnification is asserted under subparagraph (b) above, Consultant shall, at its choice, either engage counsel to defend The Company and/or its personnel or shall be responsible for the current payment of costs and expenses The Consultant and/or its personnel incur to defend against such claim.

4. Independent Contractor. Nothing in this Agreement will be deemed to constitute Consultant or The Company the agent of the other. The Consultant nor The Company be or become liable or bound by any representation, act or omission whatsoever of the other.

5. Nonassignability. This Agreement and all rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of each party’s successors, but neither party will assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.

6. Severability. In the event that any term or provision of this Agreement is held invalid, void or unenforceable, then the remainder of this Agreement will not be affected, impaired or invalidated, and each such term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

7. Governing Law. Regardless of the place of execution or performance, this Agreement and any related indemnification and confidentiality agreements between the parties will be deemed made in Delaware. All actions arising hereunder or in connection herewith will fall under the exclusive jurisdiction and venue of the American Arbitration Association located in New York, NY and each of the parties hereto hereby agrees to the personal jurisdiction and venue of said arbitrator. The parties hereto agree to service of process by certified mail or receipted courier. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

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8. Integration. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and will be enforceable in accordance with its terms when signed by each of the parties hereto.

9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which constitute one and the same instrument.

10. Third Party Beneficiaries. This Agreement is made solely for the benefit of The Company, Consultant, other Indemnified Parties and their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

11. No Conflict of Interest. The Company recognizes that Consultant may from time to time throughout the term of this Agreement provide services to companies that are in competition with The Company. The Company hereby agrees that this Agreement does not limit Consultant’s ability to provide such services, and that Consultant’s provision of such services does not represent a breach of this Agreement or represent a conflict of interest for Consultant in the context of this Agreement. This paragraph does not limit Consultant’s confidentiality obligations under paragraph 2 of this Agreement.

12. Notices. All notices, requests and demands hereunder will be in writing and will be deemed to have been duly given (a) upon personal delivery, (b) five (5) days after being mailed by registered or certified mail, return receipt requested or (c) one (1) business day after being sent by nationally recognized overnight courier.

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